Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 24, 2012, with respect to the statements of revenues and direct operating expenses of working and revenue interests of certain oil and gas properties owned by Gulfport Energy Corporation included in the Registration Statement on Form S-1, as amended (File No. 333-189176), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

June 18, 2013